 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2008

PROMOTORA VALLE HERMOSO, INC.
(Exact name of registrant as specified in charter)

Colorado	000-23712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

1809 E. Broadway St., Suite 346, Oviedo, FL	18960
(Address of Principal Executive Offices)	(Zip Code)

(800) 377-2137
Registrant’s Telephone Number, Including Area Code

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in Our Board of Directors

On October 17, 2008, our Board of Directors elected Nikolaychuk Andrey Andreevich, Pyatysheva Galina Nikolayevna, Milukov Victor Vladimirovich, Stefan C. Mancas and Viorel B. Sareboune as directors of the Corporation to hold office until the next annual meeting of shareholders following his or her election and thereafter until his or her successor shall have been elected and qualified.  The biographies of our new directors are set forth immediately below.

Nikolaychuk Andrey Andreevich, age 48, graduated from the Military Logistics Academy, Volsk, Russian Federation.  From 1989 to 2001 Mr. Nikolaychuk worked in the commodity management department of the Russian Federation Government, with more than 10 years' management experience in organizational leadership and relationship building with partner organizations and team members.  From 2001 to 2004, he was the Assistant to Executive Director, Material and Technical Support for LLC “STROY SERVICE #1”, a commodity managment company located in the Moscow area, where he managed large-scale implementation logistics projects for new scheduling, inventory and reporting for the company and planned and structured resources required to sustain growth of the company’s client base.  From 2004 to 2005, he was the Executive Director of LLC “STORY SERVICE #1”, a Moscow area commodity management company, where he was responsible for long-term relationships with clients, maintaining ongoing communication and facilitating solutions in logistics chains.  From 2005 to the present, Mr. Andreevich has been the Executive Director of LLC “SPECSERVICE”, a commodity managment company located in Moscow area, where he supervises an  administrative and technical staff of 165 employees and develops corporate policies and procedures.

Pyatysheva Galina Nikolayevna, age 52, graduated from the Moscow Institute of Soviet Trade. From 1981 to 1991, she worked at ZSK Prodsnab Management, Ministry of Trade, in Zyryanovsk City, Eastern Kazakhstan, as Commodity Director, where she managed commodity and other supply operations, and from 1991 to 1999, she worked as a consultant and managing director in setting up retail commercial networks for “Perekrestok”, “Kopeyka”, located in Sochi, Russian Federation. From 2000 – 2004, Ms. Nikolayevna was a managing director Sibir Airlines (now S7 Airlines), in Sochi, where she opened a customer service center facility and managed ticket sales, boarding supervision and customer service, including dealing with customer complaints.  From 2004 to the present, she has been the Assistant Director of LLC “BARCODE”, a retail commercial fashion clothes network in Moscow, where she supervises Financial and Strategic Planning P&L Management, Auditing and Compliance, Operating and Working Capital, Budget Development and Management, and Cash Flow Management and Modeling .

Milukov Victor Vladimirovich, age 48, graduated from the Kursk Polytechnic Institute, and has taken additional courses at RHR International Ecopsi, Russian Federation, in management, business cooperation, corporate planning and budgeting.  From 1997 to 2003, Mr. Vladimirovich was the technical director for San Interbrue-Kursk Beer company, Kursk, Russian Federation. From 2003 to 2004, he was the commercial director for OJSC Kurskagropromtrans, a logistics company, located in Kursk, and from 2004 to 2006 he was technical director for LLC Aqua-Don, Rostov, a mineral water producing company. From 2006 to the present, he has been the executive director of LLS Main Project Investment Bogorodsk, a production company located in Moscow area.

Stefan C. Mancas, age 31, received a Ph.D. degree in Applied Mathematics in 2007, a Master of Science in Applied Mathematics in 2003 and a Bachelor of Science in Mathematics/Physics Aerospace Engineering in 2002 from the University of Central Florida, Orlando, Florida.  He graduated from the Alexandru Ioan Cuza Military College in Constantza Romania, with a Baccalaureate Diploma—Summa Cum Laude in 1995.  From August 2007 to the present, Mr. Mancas has been an Assistant Professor in the Department of Mathematics, Embry-Riddle Aeronautical University, Daytona Beach, Florida, and from August 2002 to the present has also been a graduate teaching associate in the Department of Mathematics, University of Central Florida, Orlando, Florida.  From June 2007 to August 2007 he was an adjunct Professor in the Department of Mathematics, University of Central Florida, Orlando, Florida, and from January 2007 to August 2007 was an Adjunct Professor in the Department of Mathematics, Valencia Community College, East Campus, Orlando, Florida.

Viorel B. Sareboune, 35, received Bachelor of Arts and Master of Arts degrees in 1994 and 1997, respectively, from Moldova State University, Moldova, specializing in arts and civil and international law.  He received a Master of Business Administration in 2001, and a Master of Science in Accounting in 2005, from the University of Central Florida, Orlando, Florida.  Since December 2007, Mr. Sareboune has been the Vice President Finance and New Business Development for  Life Extension Nutrition Center, Maitland, Florida.  From November 2005 to November 2007, Mr. Sareboune was employed as a tax associate for CNL Hotel and Resorts Inc., Orlando, Florida, and also from November 2005 to June 2006, he was a business and financial planning consultant with EDIS Secure LLP, Orlando, Florida.  From September 2003 to October 2005, Mr. Sareboune was the corporate accountant for CNLR (NNN) and CNL Hospitality Corp., Orlando, Florida.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 17, 2008, our Board of Directors approved an amendment to Article III, Section 2, of the Corporation’s By-Laws, governing number, qualifications and tenure of directors, to provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors within a range of no less than one or more than nine directors (the previous provision provided for a range in the number of directors from no less than one or more than seven).

Item 9.01 Financial Statements and Exhibits.

    (c) Exhibits

    No.      Description of Exhibit
    ----       ------------------------
    3.2a      Amendment to By-Laws effective October 17, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Promotora Valle Hermoso, Inc.

Date: October 17, 2008	By:	/s/ Alexei Ivanovich Kim
Alexei Ivanovich Kim
Chairman and President